Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces First Quarter 2007 Financial Results
PORTLAND, Oregon, July 19, 2007 (PR Newswire) – TRM Corporation (NASDAQ: TRMM) today announced first quarter 2007 financial results. The Company intends to file its Form 10Q for such quarter today.
Richard Stern, President and CEO of TRM Corporation, stated “Our first quarter results demonstrate noteworthy success on several levels. Attrition rates were better than our internal expectations as we aggressively pursued our existing contracts and added new units in new locations. We witnessed sequential gross margin expansion to 32% in the first quarter of 2007 from 31% in the fourth quarter of 2006, and we drove down our selling, general and administrative costs by 31% from this time last year. While I applaud these accomplishments, our efforts are not yet complete and we are working diligently to further enhance the performance of our ATM estate and our overall cost structure.”

($ millions)	Q1 2007	Q1 2006	% Change	Q4 2006	% Change

Sales	22.9	29.5	(22.4)%	24.9	(8.1)%
Discounts	14.3	17.0	16.1%	14.5	(1.9)%
Net Sales	8.6	12.5	(31.1)%	10.4	(16.8)%
Gross Profit	2.7	6.9	(60.0)%	3.2	(14.7)%
Gross Margin (% net sales)	32%	55%		31%
Selling, General & Administrative	5.3	7.6	(30.6)%	8.2	(35.6)%
Restructuring Charges	1.0	—		—
Equipment Write-Offs	—	—		0.5
Operating Loss	(3.5)	(0.8)		(5.5)
Net Loss	(2.2)	(1.5)		(15.2)
First Quarter 2007 Financial Results
In the first quarter of 2007, net sales were $8.6 million compared to $12.5 million in the first quarter of 2006. On a sequential basis, net sales were $8.6 million compared to $10.4 million in the fourth quarter of 2006. Net revenue performance reflects fewer transactions compared to previous quarters, mainly due to the decrease in the average number of transacting ATMs and the slight decrease in average withdrawal transactions per ATM. The average number of transacting ATMs was 10,808 during the first quarter of 2007 compared to an average of 13,122 during the first quarter of 2006 and 11,511 in the fourth quarter of 2006. The Company expects the number of ATMs will continue to decrease during the remainder of 2007 unless the Company executes on its previously announced desire to seek acquisition-led growth.
Mr. Stern noted, “Regarding potential acquisitions, we continue to explore strategic opportunities and we plan on pursuing transactions if they create accretive growth while not requiring burdensome leverage. We want to pursue opportunities that provide positive growth to our existing platform provided that such opportunities are not dependent on unrealistic or overly speculative cost savings or synergies to justify a transaction.”
First quarter 2007 net sales performance also reflects higher than anticipated placement of new ATMs. The Company added approximately 562 new ATM units in the first quarter of 2007, which was 30% above the Company’s expectation. Driving this performance was the addition of 184 full placement units. Full placement units traditionally generate a higher gross margin per unit than merchant-owned ATMs.
Net sales performance also reflects improved attrition levels versus management’s internal expectations. The Company is aggressively enforcing its contracts and evaluating its ATM portfolio on a unit by unit basis so that over the long term, the ATM estate can generate higher transaction levels on a per-unit basis.
Cost of sales in the first quarter of 2007 increased 3.8% to $5.9 million from $5.7 million in the first quarter of 2006, and decreased 17.8% from $7.2 million in the fourth quarter of 2006. In the first quarter of 2007, gross profit margin improved sequentially to 32% from 31% in the fourth quarter of 2006 despite certain one-time expenses such as incremental freight and shipping costs, which were related to the closure of TRM storage centers as the Company streamlined its fixed costs. While there was an increase in the Company’s cost of cash due to interest rate increases, the Company continues to evaluate opportunities to reduce this expense. The Company’s vault cash costs are based on a spread to the interest rates on asset-backed commercial paper issued by the lender. Beginning in May 2007, the benefit of a 40 basis point reduction in this spread will be reflected in the cost of cash.
In the first quarter of 2007, selling, general and administrative expense decreased 31% to $5.3 million from $7.6 million in the first quarter of 2006. On a sequential basis, selling, general and administrative expense decreased 36% to $5.3 million from $8.2 million in the fourth quarter of 2006, as a result of the Company’s restructuring plan and concerted effort to reduce operating expenses.
Results in the first quarter of 2007 include $1.0 million of restructuring charges as the Company accounted for severance costs and vacated office and warehouse space, as well as a $4.0 million loss on early extinguishment of debt, and $5.5 million in income from discontinued operations.
In the first quarter 2007, TRM Corporation reported a net loss of $2.2 million compared to a net loss of $1.5 million in the first quarter of 2006 and compared to a net loss of $15.2 million in the fourth quarter of 2006.

Balance Sheet
TRM Corporation had cash and cash equivalents of $4.5 million at March 31, 2007, compared to $4.8 million at December 31, 2006. The Company currently has $2.0 million of term loans outstanding.
As of the end of the first quarter, the Company had $4.6 million of restricted cash, including deposits securing letters of credit for $4.3 million. The Company expects that $550,000 of restricted cash used to collateralize the letters of credit will become unrestricted in the third quarter of 2007, as the Company returns certain vehicles, the operation and maintenance of which were supported by such letters of credit.
Update on Restructuring Efforts
As a result of the Company’s restructuring efforts, the Company expects to begin recognizing the following cost savings beginning in the second quarter of 2007:
•	The Company believes that improvements in telecommunications costs will result in more than $500,000 of annual cost savings.

•	The Company has reduced cash management cost per machine per month from $230 in the third quarter of 2006 to approximately $181 as of the date of this release. This improvement reflects the Company’s efforts to increase per unit efficiencies as well as the recently negotiated 40 basis point reduction in the spread to current interest rates. The Company believes that this reduction will result in approximately $280,000 of cost savings per year, beginning in May 2007.

•	The Company is actively reviewing the cost of delivering cash to ATMs, which is currently between $105-$110 per machine per month. Cost saving measures are expected to reduce this to between $90-$95 per machine per month, ultimately, resulting in savings of $400,000-$500,000 annually.
“We look forward to speaking with investors on future earnings conference calls, which we’ll resume as soon as our financial results are more indicative of our ongoing financial results and our efforts to optimize the business. We thank all of our shareholders for their continued patience and support during this transitional period,” concluded Stern.
Recent Events and Announcements
On June 7, 2007, TRM Corporation engaged McGladrey & Pullen, LLP as the Company’s new principal accountant.
On June 21, 2007, TRM Corporation completed the sale of its Canadian photocopier business to TRM Multitech Services Inc, for approximately CAD $600,000 or approximately USD $555,000, at exchange rates in effect on June 19, 2007. TRM Multitech Services, based in Canada, is a sister company of FPC Multitech Services, which specializes in the sales and service of office equipment. Both companies are privately owned and operated by Philip Blouin, President of FPC Multitech Services, who was formerly Operations Manager at TRM Corporation. Net proceeds from the sale were used to reduce outstanding debt and for other corporate purposes.

On July 1, 2007, TRM Corporation was awarded an ATM processing contract with Miami Airport. As part of the contract, TRM Corporation will provide processing to 14 units in high-traffic areas of the airport.
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 under the caption “Risk Factors” and elsewhere in such report. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	3-31-06	12-31-06	3-31-07
Sales	$29,517	$24,924	$22,899
Less discounts	16,986	14,545	14,268

Net sales	12,531	10,379	8,631

Cost of sales:
Cost of vault cash	1,429	1,659	1,445
Other	4,244	5,503	4,442

Gross profit	6,858	3,217	2,744

Selling, general and administrative expense	7,637	8,230	5,301
Restructuring charges	—	—	963
Equipment write-offs	45	507	3

Operating loss	(824)	(5,520)	(3,523)

Interest expense and amortization of debt issuance costs	—	—	35
Loss on early extinguishment of debt	—	—	4,035
Other expense, net	47	759	138

Loss from continuing operations before income taxes	(871)	(6,279)	(7,731)

Benefit from income taxes	(334)	—	—

Loss from continuing operations	(537)	(6,279)	(7,731)

Discontinued operations:
Income (loss) from operations	(1,077)	(8,961)	5,500
Benefit from income taxes	(115)	—	—

Income (loss) from discontinued operations	(962)	(8,961)	5,500

Net loss	$(1,499)	$(15,240)	$(2,231)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	16,871	17,113	17,137

Basic and diluted income (loss) per share:
Continuing operations	$(0.03)	$(0.37)	$(0.45)
Discontinued operations	(0.06)	(0.52)	0.32

Net loss	$(0.09)	$(0.89)	$(0.13)

Attachment 2
TRM Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	March 31,
	2006	2007
Assets

Current assets:
Cash and cash equivalents	$4,784	$4,513
Restricted cash	—	4,563
Accounts receivable, net	4,328	4,776
Income taxes receivable	215	215
Inventories	674	585
Prepaid expenses and other	1,579	1,146
Deferred financing costs	5,270	224
Restricted cash — TRM Inventory Funding Trust	73,701	70,690
Assets held for sale	106,081	464

Total current assets	196,632	87,176

Equipment, less accumulated depreciation and amortization	11,646	8,516
Goodwill	16,748	16,748
Intangible assets, less accumulated amortization	585	482
Other assets	833	860

Total assets	$226,444	$113,782

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$5,988	$6,991
Accrued expenses	8,744	13,152
Income taxes payable	67	66
Term loans and line of credit	99,318	2,027
TRM Inventory Funding Trust note payable	71,697	68,462
Liabilities related to assets held for sale	13,437	100

Total current liabilities	199,251	90,798

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	135,595	135,751
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,692	2,558
Accumulated deficit	(114,657)	(116,888)

Total shareholders’ equity	25,693	21,484

Total liabilities and shareholders’ equity	$226,444	$113,782

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)

	Three months ended
	3-31-06	12-31-06	3-31-07
Net income (loss)	$(1,499)	$(15,240)	$(2,231)
Add:
Interest expense	2,278	4,327	1,325
Loss on early extinguishment of debt	—	—	4,035
Benefit from income taxes	(449)	—	—
Depreciation and amortization	4,982	2,975	720
Equipment write-offs	187	788	3
Impairment charges	—	—	2,701

EBITDA	5,499	(7,150)	6,553

Non-cash stock compensation expense	83	184	80

Adjusted EBITDA	$5,582	$(6,966)	$6,633

Note:	Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility loan documents governing our loan facility entered into in June 2006.